EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") made as of April 2, 2007 (the "Effective Date"), by and between Innofone.com, Inc., a Nevada corporation, having its principal office at 1431 Ocean Avenue, Suite 1100, Santa Monica, CA 90401 ("Employer") or ("Company"), and Alex Ramia, residing at _743 Inverlocy Dr Fallbrook, CA 92028("Employee").

WITNESSETH

WHEREAS, Employer is a publicly traded company currently listed on the OTC:BB and in the business of developing high-technology involving the next generation of the Internet and related technologies;

WHEREAS, Employee is skilled as a manager of product development and research related to consumer electronics and technology products and services; and

WHEREAS, Employer desires to employ Employee, and Employee desires to be employed by Employer, to perform the services set forth herein.

NOW, THEREFORE, in consideration of the promises and of the mutual covenants herein contained, the parties hereby agree as follows:

1. EMPLOYMENT.

Employer hereby employs Employee, and Employee accepts this at will employment with Employer, pursuant to the terms and conditions of this Agreement.

2. POSITION AND TITLE; DUTIES.

A. During the *Term* (as hereinafter defined), Employee shall have the position and titles of ***Chief Technology Officer*** and ***Director of Product Development*** to Employer reporting directly to the Company CEO. In such capacity, Employee shall perform the following duties, during the Term and on a full-time priority basis:

(i) Participate in the planning of Employer's strategic and business plans as Company CTO;

(ii) Be responsible for overseeing, implementing and managing all of the Employer's product development and research and development and related services;

(iii) Manage the Employer's R&D and products division in the Philippines;

(iv) Travel worldwide as required to meet CTO objectives as set by the CEO;

(v) Provide weekly written updates to the Company CEO;

(vi) Perform such other duties as are reasonably associated with such position and such other duties consistent therewith as may reasonably be requested by Employer to ensure that Employer provides consistent, quality services and work product to its clientele.

B. Employee shall notify Employer in writing promptly, but in no event later than five (5) days, after Employee has received notice of any of the following:

(i) Employee becomes the subject of a disciplinary proceeding or action, or the subject of any investigation, sanction or similar action by any federal, state or private peer review organization or agency, or the subject of an audit or similar proceeding by any government organization; or

(ii) any event occurs that substantially interrupts all or a portion of Employee's ability to perform hereunder or that materially adversely affects Employee's ability to perform his duties under this Agreement.

C. Employee shall devote full-time, exclusive efforts to Employer, thereby providing sufficient time, attention, knowledge, skill and energy to the business and affairs of the Employer throughout the Term and as necessary to fulfill his obligations hereunder, and shall use his best efforts and abilities to promote the Employer's interests and as necessary to fulfill his obligations hereunder.

3. COMPENSATION.

A. Employee is deemed to be an employee of Employer for all purposes as provided by law, including for purposes of federal law and for purposes of state law related to taxes unemployment compensation, salary, benefits, and workers' compensation. As compensation for services rendered by Employee while employed hereunder, Employer will pay Employee the compensation set forth below:

(i) During the **Term**, the Employer shall pay Employee the **salary** of One Hundred and Fifty Thousand Dollars ($150,000) per annum as compensation (the "Compensation"). The Compensation shall be paid in regular bi-weekly payments, in accordance with Employer's salary payment procedures as in effect from time to time. The Compensation shall be subject to withholding and deductions for all applicable taxes. Employee shall receive a salary raise equal to an **additional fifteen percent (15%)** above the Compensation stated above for the duration of the period thereafter the date in which Employee sources and closes any contract for the Company in which no less than $500,000 of gross revenue is derived and in which such contract is profitable for the Company.

(ii) During any Renewal Term, if any, Employee will be paid salary Compensation and Bonus as may be mutually agreed by the parties.

(iii) Commencing on the effective date hereof, Employee shall be eligible to be issued an **option** to purchase **250,000 restricted common stock shares** of the Company ("Options") in addition to other stock options received prior. Such Options shall have an exercise price equal to the last trade price of IMEN.ob on the date of execution hereof. The Options shall vest at the conclusion of the initial Term defined herein and assuming this Agreement is not terminated for cause prior to the conclusion of any annual period. Any vesting of Options shall terminate immediately upon termination hereof for any reason. Employees prior issuance of 180,000 option shall vest in full and accelerate for vesting upon execution hereof.

4. VACATION TIME.

For the Term, Employee shall be entitled to three (3) weeks of paid time off per contract year for vacation and five (5) days total for sick leave time (collectively "PTO"). Thereafter, Employee shall be entitled to the amount of PTO for vacation, sick leave as may be made available by Employer to other persons similarly employed by it in positions and with seniority similar to that of Employee.

5. REIMBURSEMENT OF EXPENSES.

Employer shall pay directly, or shall reimburse Employee upon presentation of an itemized accounting for, the following reasonable expenses as reasonably and in good faith approved in advance by Employer in accordance with Employer's policies and procedures then in effect:

A. Costs of membership in, and subscription expenses for publications of, generally recognized professional organizations in which Employee is or may become a member, as well as the cost of journals, books, and other educational material reasonably related to the duties performed by Employee hereunder, as reasonably approved by Employer;

B. Costs of transportation, room, and board and other expenses related to Employee's performance hereunder, as reasonably approved by Employer and including travel arrangements for travel outside the continental United States and as afforded other key Employees of the Company; and

C. All other reasonable expenses incurred by Employee in connection with the performance of his duties under this Agreement, including expenses for entertainment and similar items.

D. Reimbursement or coverage of any and all reasonable health insurance premiums for Employee and his family, not to exceed $370 per month, commencing on the execution hereof and so long as this Agreement is in effect.

6. TERM, RENEWAL, SUSPENSION OR TERMINATION.

A. Unless terminated earlier pursuant to the provisions hereof, this Agreement and Employee's employment hereunder shall commence on the Effective Date and continue for one (1) year ("Term") and shall renew thereafter for a period of one (1) year on each anniversary of the Effective Date (each, a "Renewal Term") unless written notice of the non-renewal has been given by one party to the other party no later than sixty (60) days prior to the end of the then-current Term ("Notice Period"). Employee may terminate this Agreement with or without cause upon twenty (20) days written notice to the Company. During the Renewal Term, either party may terminate this Agreement with or without cause upon ten (10) days written notice to the other party.

B. During the Term, Employer may terminate this Agreement immediately and with five (5) days and only upon written notice to Employee at anytime "for cause" if:

(i) Employee engages in acts of proven fraudulent conduct;

(ii) Employee is convicted of a felony;

(iii) Employee fails to materially perform hereunder.

C. This Agreement shall terminate upon the death of Employee. Employer may terminate this Agreement upon written notice to Employee or his personal representative at anytime for the disability (as hereinafter defined) of the Employee. For all purposes of this Agreement, "disability" shall mean temporary or permanent incapacity, physical or mental, which results in Employee's being unable to perform the requirements of his position hereunder for a continuous period in excess of two (2) months.

D. Upon termination of this Agreement, Employer shall pay Employee all Compensation and any Bonus earned but not yet paid as of the date of termination.

7. RESTRICTIVE COVENANTS.

A. During the term of this Agreement and any renewal period thereof and for a period of one (1) year following the date of expiration or termination of this Agreement, Employee shall not:

(i) Directly or indirectly attempt to solicit or solicit the Employer's employees to terminate, curtail or restrict their relationship with Employer;

(ii) Directly or indirectly attempt to solicit or solicit any person employed or contracted by Employer to leave their employment or not fulfill their contractual responsibility, whether or not the employment or contractual arrangement is full-time or temporary, pursuant to a written or oral agreement, or for a determined period or at will; or

(iii) Directly or indirectly employ any person employed or contracted by Employer as of the date of expiration or termination of this Agreement, whether or not the employment or contractual arrangement is full-time or temporary, pursuant to a written or oral agreement, or for a determined period or at will.

B. Employee shall keep and maintain confidential at all times, during the Term and thereafter, all trade secrets or confidential or proprietary information of Employer, including but not limited to lists, data, know-how, technology, strategy and the terms and conditions of this Agreement (and all agreements and documents associated herewith) and shall not disclose the same to any third persons or entities whomsoever, except to Employee's legal counsel and accountants, and except as otherwise required by law, and Employee shall not use the same for personal gain.

C. The provisions of this Section 7, as well as all remedial provisions contained in this Agreement and related thereto, shall expressly survive the termination of this Agreement.

8. MISCELLANEOUS.

A. Any notice, consent, or other communication which either party hereto is required or permitted to give to the other party shall be deemed duly given if in writing and if delivered personally, sent by registered or certified mail, return receipt requested, or by overnight delivery by a nationally recognized courier, to the recipient at his or its address first stated above or at such other address of which he or it shall have given the other party due notice hereunder. All notices duly given hereunder shall be deemed effective (a) upon delivery if delivered personally, (b) forty-eight (48) hours after posting if mailed, or (c) the next business day if delivered by nationally recognized overnight courier service.

B. The failure of either party hereto to insist in any one or more instances upon the performance of any of the terms and conditions of this Agreement shall not be construed as a waiver or relinquishment of any right granted hereunder, or of the future performance of any such term or condition.

C. Employee acknowledges that all files, records, lists, books, records, literature, products, computer hardware and software, cellular telephone and other materials owned by Employer or used by it in connection with the conduct of its business shall at all times remain the property of Employer as appropriate, and that upon termination of this Agreement, irrespective of the time manner, or cause of such termination, Employee will surrender to Employer as appropriate, all such files, records, lists, books, records, and other items of value, including but not limited to computer hardware and software, cellular telephone, etc.; provided, however, that upon Employee's termination of employment, he shall, at his own expense, be entitled to copy the records of any legal matter of the Company. The provisions of this Section shall expressly survive the termination of this Agreement.

D. This Agreement shall be binding upon and inure to the benefit of the successors, assigns, personal representatives, heirs, and legatees of the respective parties hereto. Employee acknowledges that this is an agreement to retain his personal services and, as such, Employee may not assign his rights under this Agreement. The parties hereby agree that Employer may, with the consent of Employee and upon assignment terms as may be required by Employer, assign this Agreement in whole or in part to any affiliate of Employer or any party that acquires all or substantially all of the assets of Employer.

E. No modification or amendment of this Agreement shall be binding unless in writing add signed by the parties hereto.

F. Any and all disputes arising out of, under, in connection with, or in relation to this Agreement shall be settled by binding arbitration in Los Angeles, California, utilizing JAMS in accordance with its rules and for which judgment upon any award rendered may be entered in any court having jurisdiction thereof. Any designated JAMS arbitrator shall be familiar with the corporate legal profession and such dispute resolution.

G. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

H. Notwithstanding anything herein contained to the contrary, Employee, unless directed to do so by Employer, shall not have the right to enter into any material contracts or commitments for or on behalf of Employer without prior consent of Employer.

I. Neither party shall be liable or be deemed in default of this Agreement for any delay or failure to perform caused by Acts of God, war, disasters, strikes, or any similar cause beyond the control of either party.

J. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

K. This Agreement along with the Proprietary Rights and Inventions Agreement executed between the parties supersedes all previous contracts and constitutes the entire agreement between the parties including that certain offer letter to Employee dated November 1, 2005, the prior Employment Agreement between the parties dated on or about November 15, 2005, the Consulting Agreement between the parties on or about December 1, 2006 and related emails issued by the parties, said payment under which shall have been deemed fully earned as pursuant to invoice. Employee specifically acknowledges that in entering into and executing this Agreement, Employee relies solely upon the representations and agreements contained in this Agreement and no others.

L. Employer and Employee are the mutual drafters of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on and as of the day and year first above written.

EMPLOYER: INNOFONE.COM, INC.

By: ______________________

Alex Lightman

Its: CEO

EMPLOYEE:

By: ______________________

Alex Ramia